EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (Nos. 333-226736, 333-143179, 333-149973, 333-158224, 333-165493, 333-173851, 333-204096, 333-212256, 333-210093 and 333 216671) on Form S-8 and Registration Statement (Nos. 333-163811, 333-188492, 333-197903 and 333-213223) on Form S 3 of U.S. Auto Parts Network, Inc. and subsidiaries of our report dated March 12, 2019, relating to our audits of the consolidated financial statements appearing in the Annual Report on Form 10-K of U.S. Auto Parts Network, Inc. and subsidiaries for the year ended December 29, 2018.

/s/ RSM US LLP

Los Angeles, CA

March 12,  2019